Exhibit 1.4  Certificate of Name Change from Minedel Mines Limited to Havelock Energy &Resources Inc.

(Logo of	Ministry of		ONTARIO CORPORATION NUMBER
Ontario	Consumer and	CERTIFICATE
Government)	Commercial		43767
Relations
THIS IS TO CERTIFY THAT THESE
ARTICLES ARE EFFECTIVE ON
May 1, 1980

/s/ SIGNATURE

CONTROLLER OF RECORDS			Trans.
COMPANIES SERVICES BRANCH			Code
C
18

HAVELOCK ENERGY & RESOURCES INC.

ARTICLES OF AMENDMENT

OF

FORM 4	NAME OF CORPORATION

THE BUSINESS	M I N E D E L M I N E S L I M I T E D
CORPORATIONS
ACT

	INCORPORATED/AMALGAMTED ON	September 24, 1937
(DATE OF INCORPORATION/AMALGAMATION)

1. THE FOLLOWING IS A CERTIFIED COPY OF THE RESOLUTION AMENDING THE ARTICLES OF THE CORPORATION:

BE IT RESOLVED THAT:

1. The Corporation be and it is hereby authorized to amend its articles of incorporation by:

(i) changing the name of the Corporation to HAVELOCK ENERGY & RESOURCES INC.;

(ii) increasing the authoirzed capital of the Corporation by creating 1,000,000 special shares with a par value of 1/10th of 1 cent per share;
The designations, preferences, rights, conditions, restrictions, limitations and prohibitions attaching to the special shares are:

(a) The special shares with a par value of 1/10th of 1 cent each shall be designated as redeemable, voting, non-participating shares with a par value of 1/10th of 1 cent each, hereinafter called the "Preference Shares";

(b) No dividends at any time shall be declared, set aside or paid on the Preference Shares;

(c) In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets or property of the Corporation among shareholders for the purpose of widing up its affairs, the holders of the Preference Shares shall be entitled to receive from the assets and property of the Corporation a sum equivalent to the aggregate of the amount paid up on the Preference Shares held by them respectively before any amount shall be paid or any property or assets of the Corporation distributed to the holders of any common shares or shares of any other class ranking junior to the Preference Shares. After payment to the holders of Preference Shares of the amount so payable to them as above provided, they shall not be entitled to share in any further distribution of the assets or property of the Corporation;

(d) The Preference Shares shall be redeemable at any time at the option of the Corporation without the consent of the holders thereof on payment for each Preference Share to be redeemed of the amount paid up thereon. In the case of redemption of Preference Shares, the Corporation shall at least 30 days before the date specified for redemption, mail to each person who at the date of mailing is a registered holder of Preference Shares to be redeemed, a notice in writing of the intention of the Corporation to redeem such Preference Shares. Such notice shall be mailed by letter, postage prepaid, addressed to each such shareholder at his address as it appears on the records of the Corporation or in the event of the address of such shareholder not so appearing, then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one (1) or more of such shareholders shall not affect the validity of such redemption. Such notices shall set out the redemption price and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed, the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preference Shares to be redeemed, the redemption price thereof on presentation and surrender at the head office of the Corporation
or any other place designated in such notice of certificates representing the Preference Shares called for redemption. If a part only of the shares represented by a certificate be redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders thereof shall not be entitled to exercise any of the rights of Preference Shareholders in respect thereof unless payment of the redemption price shall not be made upon presentatation of certificates in accordance with the foregoing provisions, in which case the rights of the Preference Shareholders shall remain unaffected. The Corporation shall have the right at tany time after the mailing of notice of its intention to redeem any Preference Shares to deposit the rdemption price of the shares so called for redemption or of such of the said Preference shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemtpion in usch notice whicever is the later, the Preference Shares in respect where of such depsoit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or redemption date as the case may be shall be limited to receiving, without interest, their proportionate part of the total redemption price so deposited against presentation and surrender of the said certificates held by them respectively.

(e) The holders of the Preference Shares shall be entitled to receive notice of and to attend at all meetings of shareholders of the Corporation and shall be entitled to one (1) vote there at for each Preference Share held at all meetings of the shareholders of the Corporation.

3. Any two Officers or a Director and an Officer of the Corporation be and they are hereby authorized and directed on behalf of the Corporation to deliver Articles of Amendment in duplicate to the Minister of Consumer and Commercial Relations and to sign and excuse all documents and to do all things necessary or advisable in connection with the foregoing.

2. THE AMENDMENT HAS BEEN DULY AUTHORIZED AS REQUIRED BY SUBSECTIONS 2, 3 AND 4 (AS APPLICABLE) OF SECTION 189 OF THE BUSINESS CORPORATIONS ACT.

3. THE RESOLUTION AUTHORIZING THE AMENDMENT WAS CONFIRMED BY THE SHAREHOLDERS OF THE CORPORATION ON April 30, 1980 .

4. THESE ARTICLES ARE EXECUTED IN DUPLICATE FOR DELIVERY TO THE MINISTER.

CERTIFIED
MINEDEL MINTES LIMITED
(NAME OF CORPORATION)

	BY:	SIGNATURE President
(SIGNATURE) (DESCRIPTION OF OFFICE)

(CORPORATE SEAL)	BY:	SIGNATURE Director
(SIGNATURE) (DESCRIPTION OF OFFICE)